EXHIBIT 10.15

September 4, 2007

BY HAND AND U.S. MAIL

John Maxwell

245 Heights Road

Ridgewood, NJ 07450

Dear Mr. Maxwell:

This letter confirms our agreement relating to your separation from employment with INFONXX, Inc. (the “Company”).

1. Your employment with the Company shall end by mutual agreement effective as of the close of business, September 4, 2007 (the “Separation Date”). Any position you hold as an officer or director of the Company or any of its parents, subsidiaries or affiliates, and/or any position as a member of any committees of the Board of the Company or any of its parents, subsidiaries or affiliates shall end by your resignation effective as of the Separation Date. You agree to sign such documents as the Company may reasonably request to effectuate such resignations.

2. In addition to any salary payments owing for the final payroll period through the Separation Date and whatever vested rights you may have under the Company 401(k) plan and any vested stock options to which you may be entitled, you shall receive the following payment(s) and benefits for the periods indicated, less any payroll deductions required by law, which shall be in lieu of any other payments or benefits (including vacation or other paid leave time) to which you otherwise might be entitled:

a. Continuation of your bi-weekly salary, payable in accordance with the Company’s regular payroll practices, commencing after the Separation Date and not less then ten (10) days after this agreement is signed and returned to the Company, and continuing for a 6 month period beginning on the Separation Date (the “Severance Period”); and

b. within a reasonable period of time after the Separation Date whether or not you sign and return this agreement, but in no event later than 21 days following your return of an executed copy of this letter to the Company an amount equal to your earned but unused paid time off for 2007 and, payable in accordance with applicable Company procedures, reimbursement of all travel and entertainment expenses submitted for reimbursement, provided such expenses were incurred and submitted in accordance with applicable Company policies; and

c. continuation of your and your eligible dependents’ participation (to the extent they participated immediately prior to the Separation Date) in the Company’s health care benefits plan (subject to the same terms and conditions as other employees of the Company including all employee contributions, co-pays and deductibles) until the earlier of (i) six months from the Separation Date or (ii) the date on which you commence other employment and become eligible to participate in that employer’s health care benefits plans; and

d. career continuation services provided by Lee Hecht & Harrison for a period of six months from the Separation Date.

3. Upon expiration of the six month period after the Severance Date during which you and your covered dependents will continue to be eligible to participate in the Company’s health care benefits plan, or such earlier date when you become eligible to participate in the health care benefits plans of a new employer, the Company will afford you and your covered dependents the opportunity, at your own expense, to receive “continuation coverage” under COBRA, continuing for so long as required by law. The Company shall provide you and your covered dependents with a separate notice describing your rights under COBRA.

4. In consideration of the terms hereof, you have agreed to and do waive any claims you may have for employment by the Company and have agreed not to seek such employment or reemployment by the Company in the future. You have further agreed to and do release and forever discharge the Company, its parent, subsidiaries and affiliates and their respective past and present officers, directors, shareholders, employees and agents from any and all claims and causes of action, known or unknown, arising out of or relating to your employment by the Company or the termination thereof, including, but not limited to wrongful discharge, breach of contract, tort, fraud, defamation, and any rights or claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family Medical Leave Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Wage and Hour Law, and any other federal, state or local law relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise. This release does not include your right to enforce the terms of this agreement or such rights you may have for indemnification under the Company's organizational documents or an applicable Company insurance policy as may be in effect from time to time.

5. You acknowledge that your contractual obligations set forth in the INFONXX, Inc. Employment, Confidential Information and Invention Assignment Agreement between you and the Company, dated November 8, 2006 (the “Confidentiality Agreement”) shall continue in full force and effect after the Separation Date. Pursuant to the Confidentiality Agreement, you agree to return to the Company on or prior to the Separation Date all Company property and documents in your possession, custody or control, including, without limitation, automobiles, credit cards, computers and telecommunication equipment, keys, instructional and policy manuals, mailing lists, computer software, financial and accounting records, reports and files, and any other physical or personal property which you obtained in the course of your employment by the Company, and you further agree not to retain copies of any such Company documents, excluding publicly available documents and documents relating directly to your own compensation and employee benefits.

6. You agree that following your execution of this agreement, not to disparage or induce or encourage others to disparage the Company, its services, its products or any of its current or former affiliates, members, offices, directors, employees or agents. The Company agrees that if it receives any inquiries regarding your employment at the Company its response shall be limited to giving the date you started, your last date of employment and that you were the Company’s Chief Financial Officer during that period.

7. You and the Company agree to maintain the terms of this agreement confidential unless otherwise required by law; provided, however, that you may disclose the terms of this agreement to your immediate family members and you and the Company may disclose the terms of this agreement to your attorneys, accountants, financial or tax advisors.

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8. You agree that following your execution of this agreement, at the Company’s request, you shall assist and advise the Company in any investigation which may be performed by the Company or any governmental agency and any litigation in which the Company may become involved. Such assistance shall include you making yourself reasonably available for interviews by the Company or its counsel, deposition and/or court appearances at the Company’s request. The Company shall attempt to schedule such assistance at mutually convenient times and places, taking into account any employment constraints that you may have. The Company shall reimburse you for reasonable expenses, such as telephone, travel, lodging and meal expenses, incurred by you at the Company’s request, consistent with the Company’s generally applicable policies for employee expenses. To the maximum extent permitted by law, you agree that you will notify the Vice President of Human Resources if you are contacted by any governmental agency, or by any person contemplating or maintaining any claim or legal action against the Company, or by any agent or attorney of such person, within three business days of such contact.

9. Neither by offering to make nor by making this agreement does either party admit any failure of performance, wrongdoing, or violation of law.

10. This agreement sets forth the entire understanding of the parties and supersedes any and all prior agreements, oral or written, relating to your employment by the Company or the termination thereof; provided, however, that the terms of the Confidentiality Agreement shall remain in full force and effect according to its terms (except as provided in paragraph 12 below) and the two Infonxx, Inc. Second Amended and Restated 1996 Stock Plan Stock Option Agreements, each granted August 29, 2006 and for 27,775 and 97,225 shares of Infonxx, Inc. common stock, shall remain in full force and effect according to their terms. This agreement may not be modified except by a writing, signed by you and by a duly authorized officer of the Company. This agreement shall be binding upon your heirs and personal representatives, and the successors and assigns of the Company.

11. This agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its choice of law rules.

12. You agree that any controversy or claim arising out of or relating to this letter agreement, the employment relationship between you and the Company, or the breach thereof, including the arbitrability of any controversy or claim, which cannot be resolved amicably after a reasonable attempt to negotiate such a resolution, shall be submitted to arbitration in New York City in accordance with the Commercial Dispute Resolution Rules of the American Arbitration Association, as such rules may be amended from time to time. The award of the arbitrator shall be final and binding upon you and the Company and judgment may be entered with respect to such award in any court of competent jurisdiction. All references to judicial enforcement or relief in the Confidentiality Agreement shall be deemed to reference enforcement or relief in arbitration, except that the Company may seek temporary and preliminary injunctive relief to enforce the Confidentiality Agreement from a court of competent jurisdiction.

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13. You acknowledge that before entering into this agreement, you have had the opportunity to consult with any attorney or other advisor of your choice, and you are hereby advised to do so if you choose. You further acknowledge that you have entered into this agreement of your own free will, and that no promises or representations have been made to you by any person to induce you to enter into this agreement other than the express terms set forth herein. You further acknowledge that you have read this agreement and understand all of its terms, including the waiver and release of claims set forth in Paragraph 4 above.

If the foregoing is acceptable to you, please sign the annexed copy of this agreement and return it to me. You may take up to 21 days from today to consider, sign and return this agreement. In addition, you may revoke the agreement after signing it, but only by delivering a signed revocation notice to me within seven (7) days of your signing this agreement. This agreement shall not become effective or enforceable until this seven day revocation period expires without you having revoked this agreement .

Very truly yours,

/s/ Zachary Green
Zachary Green Global General Counsel

Accepted and Agreed:

/s/ John Maxwell
John Maxwell

Sept 21, 2007
Date Signed

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INFONXX, Inc.
INFONXX Operating Company, Inc.
INFONXX, Capital Management, Inc.
Grape Technology Group, Inc.
INFONXX TX, L.P.
INFONXX Carrier California, Inc.
INFONXX Carrier New York
INFONXX Carrier Subsidiary
INFONXX (Philippines), LLC
US Branch of Carbone s.a.r.l.
EAS Penticton
Zimu, Inc.
INFONXX Global Ltd.
The Number UK Limited
Il Numero Italia srl
DA Directory Assistance Company S.R.L.
ES Enhanced Services Company S.R.L.
Concierge Company S.R.L.
118 218 Le Numero S.A.S.
118222 Teledis sarl
Cabone s.a.r.l.
Investexx Technology, Ltd.
Kandel Limited
118 Internet DQ Services Ltd.
Conduit Ltd.
118 DQ Services Ireland Limited
Conduit Enterprises Limited
Fournir Limited
Conduit Software Limited
118 Ltd.
Conduit Enterprises GmbH
Conduit Europe SA (Switzerland)
Conduit Europe SA (Spain)
118//Media Limited
118218 Le Numero Maroc

Dear Directors:

I hereby tender my resignation for any all directorship and officer positions that I have held in the above corporations and any affiliated entities, effective on September 4, 2007.

Very truly yours,
/s/ John Maxwell
John Maxwell